Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contacts: Mel Stephens (248) 447-1624 Joel Elsesser (248) 447-5512

Lear Refinances Credit Agreement

SOUTHFIELD, Michigan, August 8, 2017—Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical systems, today announced that it has entered into a new credit agreement to refinance its existing credit facilities. The new credit agreement consists of a $1.75 billion revolving credit facility and a $250 million term loan facility. Lear initiated these financing actions to extend the maturity of its existing agreement, increase its financial flexibility and take advantage of attractive market conditions.

The revolving credit facility and the term loan facility will mature on August 8, 2022. In addition, the new credit agreement contains revised covenants, providing Lear with greater operating flexibility than its previous credit facility.

Lenders under the new credit agreement include JPMorgan Chase Bank, N.A., HSBC Securities (USA), Inc., Bank of America, Barclays Bank PLC and Citibank, N.A.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear

Lear Corporation was founded in Detroit in 1917 as American Metal Products. In 2017, the Company will celebrate its 100th year anniversary. Lear is one of the world’s leading suppliers of automotive seating systems and electrical distribution systems (E-Systems). Lear serves every major automaker in the world, and Lear content can be found on more than 400 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 156,000 employees located in 38 countries. Lear currently ranks #151 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at http://www.lear.com or follow us on Twitter @LearCorporation.

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